Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the consent statement-prospectus filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 of American Tax Exempt Bond Trust of our report dated January 21, 2000, with respect to the balance sheets of American Tax Exempt Bond Trust as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999 annual report on Form 10-K of American Tax Exempt Bond Trust, and to the reference of our firm under the heading "Experts" in the consent statement-prospectus.


/s/ KPMG LLP


New York, New York
August 1, 2000